Exhibit 23.2

De Joya Griffith & Company, LLC

CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Viropro, Inc. and subsidiaries
Montreal, Quebec, Canada

We hereby consent to the incorporation by reference in this Registration Statement of Viropro, Inc. and subsidiaires on Form S-8, of our report dated March 7, 2008, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of Viropro, Inc. and subsidiaries for the year ended November 30, 2007 and to all references to our firm included in this Registration Statement.

De Joya Griffith & Company, LLC
Henderson, Nevada
May 2, 2008

2580 Anthem Village Dr., Henderson, NV 89052
Telephone (702) 563-1600 ● Facsimile (702) 920-8049